                                                                      Exhibit 99


                                                                    NEWS RELEASE
[HEINZ Logo]

FOR RELEASE UPON RECEIPT

  HEINZ REPORTS FIRST QUARTER NET INCOME OF $214 MILLION OR 60 CENTS PER SHARE
             VS. $100 MILLION, OR $0.28 PER SHARE IN THE PRIOR YEAR

o EPS OF 53 CENTS PER SHARE FROM CONTINUING OPERATIONS, UP 20% OVER PRIOR YEAR;
o EPS OF 51 CENTS PER SHARE FROM CONTINUING OPERATIONS, EXCLUDING SPECIAL ITEMS, UP 9% OVER PRIOR YEAR;
o STRONG PERFORMANCE BY FOODSERVICE, GLOBAL KETCHUP AND CONDIMENTS, AND ASIA PACIFIC BUSINESSES;
o SALES FROM CONTINUING OPERATIONS UP 3.1% TO $1.90 BILLION;
o VOLUME GROWS 2.2%;
o IMPROVED SALES MIX AND SKU REDUCTION HELP INCREASE GROSS MARGINS 0.9 POINTS
  TO 37.5%


PITTSBURGH - September 3, 2003 -- H.J. Heinz Company today announced results for the first quarter ended July 30, 2003. Heinz reported net income of $214.0 million, or $0.60 per diluted share, compared with $100.0 million, or $0.28 per diluted share, in the year-earlier quarter. Earnings per share from continuing operations were $0.53 in the current year versus $0.44 in the prior year, which excludes profit associated with the spun-off business units and the effect of a change in accounting in the prior year related to the adoption of SFAS No. 142. Excluding special items and the effect of adopting SFAS No. 142, Heinz reported earnings from continuing operations of $179.8 million or $0.51 per diluted share, which compares with $166.0 million, or $0.47 per diluted share for these operations in the year-earlier quarter. (Comments that follow refer to the results of continuing operations, excluding special items. See attached tables for further details.)

         Commenting on the first quarter, H.J. Heinz Company Chairman, President and CEO William R. Johnson said: "Heinz's strong first quarter performance indicates continued progress in generating sales, cash and earnings growth, and confirms that Heinz is on track to achieve its EPS, Net Sales and Operating Free Cash Flow (cash from operations less capital expenditures) target ranges for Fiscal 2004. Increased volume and improved mix were key factors in driving growth in sales, gross margins and operating income. We are particularly pleased with the continued strength in our ketchup, condiments and sauces business and the growth in our domestic Foodservice and Asia Pacific businesses, all of which performed exceptionally well.

         "We also continued the significant progress in our balance sheet and cash management initiatives during the quarter, as reduced Working Capital and, in particular, lower inventories helped improve our Cash Conversion Cycle by 14 days versus the year-ago period. We continued to pare net debt and significantly increased Operating Free Cash Flow while at the same time boosting total consumer and trade marketing spending by nearly 15%. All of these achievements affirm the impact of Heinz's growth strategy and the efficacy of our Four Imperatives - to drive profitable growth; remove clutter; squeeze out costs; and measure and recognize performance."


H.J. Heinz Company, P.O. Box 57, Pittsburgh 15230-0057

         First quarter sales grew by 3.1% to $1.90 billion, driven by favorable volume of 2.2% and foreign exchange translation rates of 7.5%, partially offset by a 0.4% decline in price and a 6.3% decline from divestitures, net of acquisitions. The favorable volume impact is primarily due to increases in the North American Consumer Products, U.S. Foodservice and Asia Pacific segments.

         EPS from discontinued operations was $0.08 per share in the current quarter, reflecting the favorable settlement of prior-year tax liabilities related to the spun-off businesses, versus $0.07 per share in the year-earlier quarter. (On December 20, 2002, Heinz completed the transaction by which it spun off its U.S. and Canadian pet food, U.S. tuna and retail private label soup, and U.S. infant feeding businesses to its shareholders and then merged these businesses with Del Monte Corporation, a subsidiary of Del Monte Foods Company, NYSE:DLM. The results of the spun-off businesses have been accounted for as discontinued operations.)

         Heinz's Gross Profit Margin was 37.5% in the quarter, an increase of
0.9 points over the year-ago period. This improvement reflects the company's progress in reducing less-profitable SKUs and improving sales mix, especially in developing markets. The company's Effective Tax Rate of 33.1% reflects a change in country mix and effective tax planning.


FIRST QUARTER SEGMENT HIGHLIGHTS

         In the first quarter of Fiscal 2004, the Company changed its segment reporting to reflect changes in organizational structure and management of its business. The company is now managing and reporting its North American businesses under two segments, designated North American Consumer Products and U.S. Foodservice. Certain changes were also made to the composition of the remaining segments; prior periods have been restated to conform with the current presentation.

         Heinz is a brand-focused company with a powerful line up of 15 mega-brands, led by the $2.7 billion Heinz brand. More than 60% of the company's sales come from outside the United States.


NORTH AMERICAN CONSUMER PRODUCTS

         Sales volume in the North American Consumer Products segment was up $18.7 million or 4.1%, driven by strong volume increases in Heinz(R) ketchup and Classico(R) pasta sauces. There was some weakness in frozen food, and the overall business improvement was more than offset by the impact of divestitures, resulting in a segment sales decrease of $3.4 million or 0.7%. Overall, pricing was down 2%, as Heinz continued its strategy of value pricing directly to consumers. Operating income increased $1.4 million, or 1.3%, to $107.8 million.

         In Canada, Heinz(R) ketchup reached it highest quarterly level in five years and the Classico(R) brand continued its market-leading share of the country's pasta sauce category.

U.S. FOODSERVICE

         U.S. Foodservice's sales rose $23.5 million, or 7.6%, due primarily to a significant volume increase for Heinz(R) ketchup, along with increased sales of Escalon(R) specialty sauces and Dianne's(R) frozen desserts.

         Acquisitions, net of divestitures, increased sales slightly due primarily to the current year acquisition of Truesoups LLC, a manufacturer and marketer of premium frozen soups. Operating income grew $8.6 million, or 20.0%, to $51.7 million, due primarily to volume growth, favorable pricing and sales mix.

         Heinz's Chairman noted that the acquisition of Truesoups supports the company's leadership position in the premium soup category and expands its customer base among well-known and rapidly growing fast-casual dining chains. "It is a well-focused strategic addition to a powerful foodservice portfolio whose leading brands include Heinz(R) ketchup, Escalon(R) tomato products, Chef Francisco(R) soups and Dessert Inspiration(R) frozen desserts," he said.


EUROPE

         Heinz Europe's sales increased $61.8 million, or 9.2% primarily due to favorable exchange translation rates and significant volume increases in Petit Navire(R) seafood. European sales were impacted by lower volumes in convenience meals and infant feeding due to promotional timing, elimination of low-margin SKUs, and, to a lesser extent, by volume decreases in ready-to-serve soups and Heinz(R) beans due to changes in summer eating patterns induced by the record European heat wave. By contrast, Heinz(R) ketchup volume grew by 6% in the U.K., with dollar market share up 3 points to 76%. The enduringly popular Heinz Salad Cream(R) grew volume by 17%, with its dollar share up more than 5 points, reaching 78%.

         Operating income increased $6.7 million, or 4.8%, to $146.5 million, largely attributable to improvements in the seafood business and favorable exchange translation rates. These increases were partially offset by unfavorable manufacturing costs in Northern Europe as well as sales mix and lower volumes. General and administrative expenses also increased primarily due to exchange and increased pension expense.

         Heinz Europe has translated the popular U.S. upside-down Heinz Easy Squeeze!(R)ketchup concept into Top Down(R), a packaging concept now rolling out to 19 countries across the European continent.

         Heinz Europe is re-energizing its German ketchup market with a new flight of television commercials and strong store promotions. The result has been double-digit growth in ketchup sales.

         In Italy, the Plasmon(R) baby food range introduced 4 varieties of Ready Meals(R) and two new Winnie the Pooh(R) biscuits under license. Russian parents are being introduced to a range of Heinz(R) canned baby foods, which complement the existing range of jarred varieties.

ASIA PACIFIC

         Asia Pacific had an excellent quarter, with volume up a strong 5.2% and sales up $52.8 million, or 22.2%. This was primarily driven by significant volume increases in Tegel(R) poultry in New Zealand and ABC(R) sauces and juice concentrates in Indonesia as well as the favorable impact of exchange translation rates.

         Operating income rose $15.3 million, to $34.3 million, primarily due to strong net pricing and manufacturing cost improvements in Australia and New Zealand as well as favorable exchange translation rates.

         Asia Pacific, which now represents 15% of Heinz's global sales, showed solid marketing results, led by Heinz ABC in Indonesia, whose strong showing in seasonal juices and soy sauce helped drive overall sales growth of 45%. Heinz China, despite the difficulties of the SARS epidemic, increased sales by 40%.

         In New Zealand, the Wattie's(R) range expanded with the addition of Wok Creations(R), a healthful mix of frozen vegetables and stir-fry sauces, and the Good Taste(R) range of dressings and marinades.

         Heinz Australia's Greenseas(R) tuna range recorded a strong quarter with a significant rise in sales of traditional varieties and new flavored tunas. The company's Very Vegetable(R) soup range concluded the cold-weather season with strong double-digit growth over the prior year.

         In other developing markets such as Latin America and India, volumes were up 7%, responding to marketing and product innovations.

                                       # #


MEETING WITH SECURITIES ANALYSTS - INTERNET BROADCASTS

Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 1-888-757-3036 (listen only). It will be hosted by Art Winkleblack, Executive Vice President and Chief Financial Officer; Casey Keller, Chief Growth Officer; Jack Runkel, Vice President - Investor Relations; and Edward J. McMenamin, Vice President - Finance.


                                       # #


SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz's control and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Uncertainties contained in such statements include, but are not limited to, sales, earnings, and volume growth, general economic, political, and industry conditions, competitive conditions, production, energy and raw material costs, the ability to maintain favorable supplier relationships, achieving cost savings programs and gross margins, currency valuations and interest rate fluctuations, success of acquisitions, joint ventures, and divestitures, new product and packaging innovations, the effectiveness of advertising, marketing, and promotional programs, supply chain efficiency and cash flow initiatives, the impact of e-commerce and e-procurement, risks inherent in international operations, particularly the performance of business in hyperinflationary environments and litigation, changes in estimates in critical accounting judgments, the possibility of increased pension expense and contributions, and other factors described in "Cautionary Statement Relevant to Forward-Looking Information" in the Company's Form 10-K for the fiscal year ended April 30, 2003, and the Company's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       # #

ABOUT HEINZ: H.J. Heinz Company is one of the world's leading producers and marketers of branded foods in ketchup, condiments, sauces, meals, soups, seafood, snacks and infant foods. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales), Ore-Ida(R) french fries, Boston Market(R) and Smart Ones(R) meals and Plasmon(R) baby food. Heinz's 50 companies have number-one or number-two brands in 200 countries, showcased by Heinz(R) Ketchup, the world's favorite ketchup. Information on Heinz is available at www.heinz.com/news.

                                      # # #


         CONTACT:    Media:
                     -----

                     Ted Smyth, 412-456-5780;

                     Debbie Foster, 412-456-5778;

                     Jack Kennedy, 412-456-5923;

                     OR

                     Investors:
                     ---------

                     Jack Runkel, 412-456-6034

                       H.J. HEINZ COMPANY AND SUBSIDIARIES
      SPECIAL ITEMS - FIRST QUARTERS ENDED JULY 30, 2003 AND JULY 31, 2002

The following table provides a comparison of the company's reported results from continuing operations and the results excluding special items for the first quarters ended July 30, 2003 and July 31, 2002:



                                                                     First Quarter Ended July 30, 2003
                                                       ----------------------------------------------------------
                                                         Net                     Gross        Operating     Per
                                                        Sales        Profit      Income       Income *     Share*
                                                       --------      ------      ------       ------       ------
Reported results from continuing operations            $ 1,895.5    $ 707.1     $ 349.1      $ 186.8      $  0.53
     Reorganization costs                                  --           4.0         9.5          6.2         0.02
     Gain on sale of the Northern Europe
        bakery business                                    --          --         (28.8)       (13.3)       (0.04)
                                                       ---------    -------     -------      -------      -------
Results from continuing operations
     excluding special items                           $ 1,895.5    $ 711.1     $ 329.7      $ 179.8      $  0.51
                                                       =========    =======     =======      =======      =======


                                                                     First Quarter Ended July 31, 2002
                                                       ----------------------------------------------------------
                                                         Net                     Gross        Operating     Per
                                                        Sales        Profit      Income       Income *     Share*
                                                       --------      ------      ------       ------       ------
Reported results from continuing operations            $ 1,839.3    $ 672.7     $ 295.9      $ 154.4      $  0.44
     Reorganization costs                                  --          --          18.4         11.6         0.03
                                                       ---------    -------      ------      -------      -------
Results from continuing operations
     excluding special items                           $ 1,839.3    $ 672.7     $ 314.3      $ 166.0      $  0.47
                                                       =========    =======     =======      =======      =======

* Excludes the impact of cumulative effect of accounting change.
(Note:  Totals may not add due to rounding.)

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          First Quarter Ended
                                                    -------------------------------
                                                    July 30, 2003     July 31, 2002
                                                        FY2004            FY2003
                                                     -----------       -----------
Sales                                                $ 1,895,524       $ 1,839,314
Cost of products sold                                  1,188,448         1,166,635
                                                     -----------       -----------
Gross profit                                             707,076           672,679

Selling, general and
   administrative expenses                               358,000           376,782
                                                     -----------       -----------
Operating income                                         349,076           295,897

Interest income                                            5,765             6,223
Interest expense                                          52,237            51,853
Other expense, net                                       (16,979)          (13,185)
                                                     -----------       -----------
Income from continuing operations before income
  taxes and effect of change in accounting
  principle                                              285,625           237,082

Provision for income taxes                                98,800            82,710
                                                     -----------       -----------

Income from continuing operations before effect
   of change in accounting principle                     186,825           154,372

Income from discontinued operations, net of tax           27,200            23,423
                                                     -----------       -----------

Income before effect of change in
 accounting principle                                    214,025           177,795

Effect of change in accounting principle                    --             (77,812)

                                                     -----------       -----------

Net income                                           $   214,025       $    99,983
                                                     ===========       ===========

Income per common share - Diluted
    Continuing operations                            $      0.53       $      0.44
    Discontinued operations                                 0.08              0.07
    Effect of change in accounting principle                --               (0.22)
                                                     -----------       -----------

    Net Income                                       $      0.60       $      0.28
                                                     ===========       ===========

Average common shares
outstanding - diluted                                    354,522           353,529
                                                     ===========       ===========

Income per common share - Basic
    Continuing operations                            $      0.53       $      0.44
    Discontinued operations                                 0.08              0.07
    Effect of change in accounting principle                --               (0.22)
                                                     -----------       -----------

    Net Income                                       $      0.61       $      0.28
                                                     ===========       ===========

Average common shares
outstanding - basic                                      352,094           351,026
                                                     ===========       ===========

Cash dividends per share                             $    0.2700       $    0.4050
                                                     ===========       ===========

Note:  Fiscals 2004 and 2003 include special items.
(Totals may not add due to rounding)

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                          First Quarter Ended
                                                     -------------------------------
                                                     July 30, 2003     July 31, 2002
                                                        FY2004            FY2003
                                                      -----------       -----------
Net external sales:
     North American Consumer Products                 $   450,778       $   454,145
     U.S. Foodservice                                     331,217           307,728
     Europe                                               735,153           673,398
     Asia/Pacific                                         290,007           237,240
     Other Operating Entities                              88,369           166,803
                                                      -----------       -----------
     Consolidated Totals                              $ 1,895,524       $ 1,839,314
                                                      ===========       ===========

Intersegment revenues:
     North American Consumer Products                 $    14,077       $    13,379
     U.S. Foodservice                                       3,532             3,554
     Europe                                                 4,535             3,531
     Asia/Pacific                                             674               915
     Other Operating Entities                                 499               462
     Non-Operating                                        (23,317)          (21,841)
                                                      -----------       -----------
     Consolidated Totals                              $      --         $      --
                                                      ===========       ===========

Operating income (loss):
     North American Consumer Products                 $   106,262       $   101,628
     U.S. Foodservice                                      49,200            40,948
     Europe                                               171,316           139,779
     Asia/Pacific                                          34,266            18,932
     Other Operating Entities                              11,238            21,460
     Non-Operating                                        (23,206)          (26,850)
                                                      -----------       -----------
     Consolidated Totals                              $   349,076       $   295,897
                                                      ===========       ===========

Operating income (loss) excluding special items:
     North American Consumer Products                 $   107,758       $   106,394
     U.S. Foodservice                                      51,700            43,076
     Europe                                               146,517           139,779
     Asia/Pacific                                          34,266            18,932
     Other Operating Entities                              11,238            21,460
     Non-Operating                                        (21,748)          (15,339)
                                                      -----------       -----------
     Consolidated Totals                              $   329,731       $   314,302
                                                      ===========       ===========

The company's revenues are generated via the sale of products in the following categories:

      Ketchup, Condiments and Sauces                  $   742,295       $   639,975
      Frozen Foods                                        392,709           437,715
      Convenience Meals                                   427,180           380,233
      Infant Feeding                                      186,582           176,927
      Other                                               146,758           204,464
                                                      -----------       -----------
      Total                                           $ 1,895,524       $ 1,839,314
                                                      ===========       ===========

The above amounts include the impact of acquisitions, divestitures (primarily affecting the Other and Frozen Foods categories) and foreign exchange.